Exhibit 10.1

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

August 1, 2019

Jim Nielsen

c/o Sprouts Farmers Market, Inc.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

Re:  Employment Transition

Dear Jim:

This will confirm our discussions regarding changes to your employment status with Sprouts Farmers Market, Inc. (together with its subsidiaries and affiliates, the “Company”).  All of these changes will be effective August 1, 2019 (the “Effective Date”).

1.

Change in Position/Title. On the Effective Date, you will no longer serve as President and Chief Operating Officer of the Company, and will assume the position of Senior Advisor.  As Senior Advisor, you will have the powers and duties as may be assigned to you from time to time by the Chief Executive Officer.

2.

Employment.  You will remain employed through March 31, 2020 (the “Separation Date”), at which time your employment with the Company will end.  Notwithstanding the foregoing, the Company may terminate your employment prior to the Separation Date if it has Cause to do so.  For purposes hereof, Cause shall have the meaning as set forth in Section 4.4(a)(i) of the Employment Agreement between you and the Company dated April 18, 2011, as the same has since been amended from time to time (the Employment Agreement together with any amendments thereto hereinafter referred to as the “Employment Agreement”), as well as any material breach of this agreement.

3.	Compensation.

a.

During the remainder of your employment as Senior Advisor, you will continue to be paid your base salary at the current rate of $715,000 per annum, and you will continue to participate in the Company’s benefit plans.

b.

You will be paid $320,000 in respect of your 2019 annual bonus.  Such bonus will be paid as and when 2019 bonuses are normally paid, provided you are not terminated for Cause prior to such payment date. You will not be entitled to any bonus in respect of 2020.

c.

You will continue to vest in your currently outstanding stock-based awards through March 31, 2020. Notwithstanding Section 5 below, this agreement does not modify or otherwise change the grant agreements relating to your existing stock-based awards except as set forth in the preceding sentence.

d.	During the one year period following the Separation Date, you will be entitled to

DB1/ 105398883.4

continued payment of your base salary of $715,000 per annum and reimbursement of any premiums you pay for continued Company health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), provided that you (i) are not terminated for Cause prior to the Separation Date, (ii) execute and do not revoke a general waiver and release of any and all claims that you may have against the Company and its affiliates, officers, directors, stockholders, employees, agents, insurers, representatives, successors and others as set forth in a form to be presented to you by the Company on or around the Separation Date, (iii) continue to comply with the Confidentiality, Non-Competition, and Non-Solicitation Agreement between you and the Company, dated August 5, 2015, and (iv) continue to comply with Sections 6.1 (non-disparagement) and 6.5 (post-termination assistance) of the Employment Agreement.

4.

Confidentiality, Work Product and Non-Competition and Non-Solicitation.  You hereby reaffirm your agreement to abide by the terms of the Confidentiality, Non-Competition, and Non-Solicitation Agreement dated as of August 5, 2015 and such agreement is not superseded hereby.

5.

Entire Agreement.  Upon the Effective Date and except as otherwise expressly stated herein, this letter supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its affiliates, on the other hand, whether written or oral, including but not limited to the Employment Agreement and the Amended and Restated Executive Severance and Change in Control Plan (the “CIC Plan”) and any amendments thereto.  As such, this letter constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.   Without limiting the foregoing and except as otherwise expressly stated herein, the Employment Agreement shall be terminated as of the Effective Date, and neither you nor the Company will have any further obligation under the Employment Agreement following the Effective Date, including but not limited to severance compensation, provided that your obligations under Sections 6.1 (non-disparagement) and 6.5 (post-termination assistance), and the Company’s obligations under Section 6.1 (non-disparagement), will continue in force, as will the procedural provisions of Section 6 that relate to such sections including but not limited to Section 6.2 (arbitration), and the procedural provisions of all such sections are hereby incorporated herein. Notwithstanding the foregoing, in the event of a Change in Control Termination (as defined in the CIC Plan) prior to the Separation Date, the terms of the CIC Plan shall control.

6.	Governing Law. This letter will be governed by and construed in accordance with the laws of the State of Arizona, without regard to principles of conflict of laws.

7.

Counterparts.  This letter may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Sincerely,

SPROUTS FARMERS MARKET, INC.

By:	/s/ Brandon Lombardi
Name: Brandon Lombardi
Title: Chief Human Resources and Legal Officer

Agreed to and Accepted by:

/s/ Jim Nielsen
Jim Nielsen

Date:	August 1, 2019

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